Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686

Unum Group reports second quarter 2011 results

CHATTANOOGA, Tenn. (Aug. 2, 2011) – Unum Group (NYSE: UNM) today reported net income of $229.8 million ($0.75 per diluted common share) for the second quarter of 2011, compared to net income of $209.7 million ($0.63 per diluted common share) for the second quarter of 2010.

Included in the results for the second quarter of 2011 are net realized after-tax investment losses of $2.2 million (less than $0.01 per diluted common share), compared to net realized after-tax investment losses of $18.9 million ($0.06 per diluted common share) in the second quarter of 2010.  Net realized after-tax investment losses for the second quarter of 2011 include an after-tax loss of $3.1 million resulting from changes in the fair value of an embedded derivative in a modified coinsurance contract, compared to an after-tax loss of $15.3 million in the second quarter of 2010.

Adjusting for these items, income on an after-tax basis was $232.0 million ($0.75 per diluted common share) in the second quarter of 2011, compared to $228.6 million ($0.69 per diluted common share) in the second quarter of 2010.

“The second quarter was another good quarter for Unum, with our solid operating and investment results being enhanced by our share repurchase program,” said Thomas R. Watjen, president and chief executive officer.  “Despite the continued soft economic and employment picture, our disciplined approach to our business is continuing to serve us well and positions us to capitalize on market opportunities.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses.  “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US Segment

           Unum US reported operating income of $218.1 million in the second quarter of 2011, an increase of 1.0 percent from $216.0 million in the second quarter of 2010.  Premium income for the segment increased 0.3 percent to $1,220.6 million in the second quarter of 2011; premium income in the second quarter of 2010 was $1,216.5 million.

Within the Unum US operating segment, the group disability line of business reported operating income of $78.5 million in the second quarter of 2011, compared to operating income of $84.1 million in the second quarter of 2010.  The 6.7 percent decrease in operating income was driven by a decline in both premium and net investment income, the effects of which were partially offset by an improvement in the benefit ratio for the second quarter of 2011 to 84.4 percent, compared to 84.6 percent in the second quarter of 2010.  The lower benefit ratio resulted from a favorable rate of claim recoveries for group long-term disability, partially offset by a slight increase in claim incidence rates for group long- and short-term disability.  Premium income in group disability declined 2.6 percent to $507.4 million in the second quarter of 2011, compared to $520.7 million in the second quarter of 2010.  Ongoing price competition, along with challenging economic conditions which negatively impact the growth of employment levels and wages and the Company’s continued commitment to disciplined pricing, renewals, and risk selection, were contributing factors to the decline in premium income.  Sales of fully insured group long-term disability products in the second quarter of 2011 increased 18.9 percent to $38.3 million, compared to $32.2 million in the second quarter of 2010.  Sales of fully insured group short-term disability products increased 3.5 percent to $17.7 million in the second quarter of 2011, compared to $17.1 million in the second quarter of 2010.  Premium persistency in the group long-term disability line of business was 89.8 percent through the first half of 2011, compared to 90.2 percent through the first half of 2010.  Case persistency for this line was 89.1 percent through the first half of 2011, compared to 88.3 percent through the first half of 2010.  Premium persistency in the group short-term disability line of business was 90.7 percent through the first half of 2011, compared to 89.2 percent through the first half of 2010.  Case persistency for the short-term disability line was 88.1 percent through the first half of 2011, compared to 87.4 percent through the first half of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

The group life and accidental death and dismemberment line of business reported a 3.3 percent increase in operating income to $53.2 million in the second quarter of 2011, compared to $51.5 million in the second quarter of 2010.  Premium income for this line of business increased 1.1 percent to $301.1 million in the second quarter of 2011, compared to $297.7 million in the second quarter of 2010, reflecting higher sales, partially offset by lower premium persistency in the large case group life product line.  The benefit ratio in the second quarter of 2011 was 70.3 percent, consistent with the second quarter of 2010.  Sales of group life and accidental death and dismemberment products increased 11.8 percent in the second quarter of 2011 to $44.7 million from $40.0 million in the second quarter of 2010.  Premium persistency in the group life line of business was 87.3 percent through the first half of 2011, compared to 92.1 percent through the first half of 2010.  Case persistency in the group life line of business through the first half of 2011, at 88.6 percent, was up slightly from 88.3 percent through the first half of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

The Unum US supplemental and voluntary line of business reported a 7.5 percent increase in operating income to $86.4 million in the second quarter of 2011, compared to $80.4 million in the second quarter of 2010.  The increase is primarily attributable to higher premium income and net investment income.  Premium income for supplemental and voluntary lines increased 3.5 percent to $412.1 million in the second quarter of 2011, compared to $398.1 million in the second quarter of 2010.  Relative to the second quarter of 2010, sales in the voluntary benefits line of business declined 13.5 percent in the second quarter of 2011 to $33.9 million.  Sales in the year-ago quarter included two large case voluntary benefits sales totaling $8.3 million.

Unum UK Segment

Unum UK reported operating income of $54.7 million in the second quarter of 2011, an increase of 3.4 percent from $52.9 million in the second quarter of 2010.  In local currency, operating income for the second quarter of 2011 decreased 5.6 percent, to £33.6 million from £35.6 million in the second quarter of 2010.

The benefit ratio in the second quarter of 2011 was 69.8 percent, compared to 66.0 percent in the comparable quarter in 2010.  The higher benefit ratio in the second quarter of 2011 resulted from the impact of higher inflation on claim reserves associated with inflation index-linked group policies and a lower level of claim resolutions in group long-term disability, partially offset by favorable group long-term disability claim incidence.  Premium income increased 15.0 percent to $175.8 million in the second quarter of 2011, compared to $152.9 million in the second quarter of 2010.  In local currency, premium income increased 5.2 percent to £107.8 million in the second quarter of 2011, compared to £102.5 million in the second quarter of 2010.  Persistency in the group long-term disability line of business was 85.0 percent through the first half of 2011, compared to 90.8 percent through the first half of 2010.  Persistency in the group life line of business was 87.4 percent through the first half of 2011, compared to 92.0 percent through the first half of 2010.  Sales decreased 27.7 percent to $23.7 million in the second quarter of 2011, compared to $32.8 million in the second quarter of 2010.  In local currency, sales for the second quarter of 2011 decreased 34.1 percent to £14.5 million, compared to £22.0 million in the second quarter of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Colonial Life Segment

Colonial Life reported a 1.8 percent increase in operating income to $75.2 million in the second quarter of 2011, compared to $73.9 million in the second quarter of 2010.  Increased premium income and the contribution of higher miscellaneous investment income to overall net investment income more than offset a higher benefit ratio in the quarter.

The benefit ratio in the second quarter of 2011 was 51.2 percent, compared to 48.3 percent for the same period in 2010.  The overall benefit ratio was higher in the second quarter of 2011 compared to the same period of 2010 due to less favorable risk results in the accident, sickness, and disability product line and in the life product line, partially offset by favorable risk results in the cancer and critical illness product line.  Accident, sickness, and disability results were less favorable due to a higher level of incurred claims.  Risk results for the life line of business were less favorable due to unfavorable mortality experience.  The benefit ratio for the cancer and critical illness line of business was lower due to favorable large claims experience on the older block of cancer products.

Premium income for the second quarter of 2011 increased 5.3 percent to $282.0 million, compared to $267.7 million in the second quarter of 2010.  Sales increased 2.1 percent to $85.7 million in the second quarter of 2011 from $83.9 million in the second quarter of 2010, primarily due to an increase in new account sales and sales to the public sector, partially offset by a decrease in sales to existing customers and the discontinuance of the limited benefit medical product.  The number of new accounts decreased 3.7 percent in the second quarter of 2011 compared to the second quarter of 2010, while average weekly producers increased 3.5 percent compared to the second quarter of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $10.4 million in the second quarter of 2011, compared to $12.4 million in the second quarter of 2010, primarily reflecting a decline in both premium income and net investment income due to the expected run-off of this block of closed business.  Premium income declined 7.6 percent to $196.3 million in the second quarter of 2011 compared to $212.5 million in the second quarter of 2010.  The interest adjusted loss ratio for the segment was 84.3 percent in the second quarter of 2011, compared to 85.4 percent in the second quarter of 2010.

Corporate and Other Segment

The Corporate and Other segment reported an operating loss of $16.8 million in the second quarter of 2011, compared to a loss of $17.6 million in the second quarter of 2010.  The improvement was driven by lower operating expenses and a decline in litigation costs, partially offset by higher interest expense, reflecting the debt issuance from September 2010, as well as lower net investment income due primarily to lower short-term interest rates and investments in low-income housing tax credit partnerships.  The negative impact on net investment income from the increased level of investments in low-income housing tax credit partnerships is offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

OTHER INFORMATION

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution, was 307,411.0 for the second quarter of 2011, compared to 332,632.2 for the second quarter of 2010.  Shares outstanding totaled 303,386.9 at June 30, 2011.  During the second quarter of 2011, the Company repurchased approximately 5.7 million shares at a cost of $146.1 million.  At June 30, 2011 the Company had $774.8 million remaining under its $1.0 billion share repurchase authorization.

Capital Management

At June 30, 2011, the weighted average risk-based capital for our traditional US insurance companies was approximately 394 percent; leverage was 20.8 percent; and cash and marketable securities in our holding companies equaled $927 million.

Leverage is measured as total debt to total capital, which the Company defines as debt plus stockholders’ equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges.  Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC and the short-term debt arising from securities lending agreements.

Book Value

Book value per common share as of June 30, 2011 was $29.94, compared to $27.12 at June 30, 2010.

Outlook

The Company continues to anticipate growth in after-tax operating income per share for full year 2011 to be in the range of six percent to twelve percent, including the effect of expected share repurchases.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Adoption of Accounting Standards Update

The Company will adopt an update to Accounting Standards Codification 944 “Financial Services – Insurance” effective January 1, 2012.  The update is intended to address the diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify as deferred acquisition costs.  The Company’s expected retrospective adoption of this update will result in a non-cash cumulative effect adjustment to the opening balance of retained earnings of between $400 million and $600 million in the year of adoption.  The Company currently estimates the adoption of this update will result in an immaterial decrease in net income in 2012 and in the years preceding to which the retrospective adoption will be applied.  The update to Accounting Standards Codification 944 is not applicable to the Company’s statutory reporting nor will it impact the Company’s risk-based capital or holding company liquidity position.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income.  The Company believes operating income or loss, excluding realized investment gains and losses, which may be recurring, is a better performance measure and a better indicator of the profitability and underlying trends in its business.  Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business.  The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind, the short-term debt arising from securities lending agreements, and the unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure.  For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, August 3, 2011 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the second quarter.  Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is (800) 829-9048 for U.S. and Canada (pass code 8782112).  For international, the dial-in number is (913) 312-1386 (pass code 8782112).  A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode.  It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call.  The Company will maintain a replay of the call on its website through Wednesday, August 10, 2011.  A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) – pass code 8782112.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2011 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

SAFE HARBOR STATEMENT

Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made.  These forward-looking statements, including statements about anticipated growth in after-tax operating income per share,  planned share repurchases, and adoption of the accounting standards update, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control.  The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence, recovery rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (5) fluctuation in insurance reserve liabilities; (6) investment results, including but not limited to, realized investment losses resulting from defaults, contractual terms of derivative contracts, and impairments that differ from our assumptions and historical experience; (7) the lack of appropriate investments in the market which can be acquired to match our liability cash flows and duration; (8) changes in interest rates, credit spreads, and securities prices; (9) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (10) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, and consumer confidence; (11) changes in accounting standards, practices, or policies; (12) changes in our financial strength and credit ratings; (13) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (14) effectiveness in managing our operating risks and the implementation of operational improvements and strategic growth initiatives; (15) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (16) actual persistency and/or sales growth that is higher or lower than projected; (17) effectiveness of our risk management program; (18) the level and results of litigation; (19) currency exchange rates; (20) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (21) ability and willingness of reinsurers to meet their obligations; (22) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (23) events or consequences relating to political instability, terrorism, or acts of war, both domestic and foreign; and (24) ability to recover our systems and information in the event of a disaster or unanticipated event.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

For further information about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2010 and our subsequently filed Form 10-Q.  The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

###

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010

Operating Revenue by Segment	$2,568.1	$2,540.1	$5,116.0	$5,076.1
Net Realized Investment Gain (Loss)	(3.6)	(29.5)	11.6	(3.9)
Total Revenue	$2,564.5	$2,510.6	$5,127.6	$5,072.2

Operating Income by Segment	$341.6	$337.6	$656.6	$673.2
Net Realized Investment Gain (Loss)	(3.6)	(29.5)	11.6	(3.9)
Income Tax	108.2	98.4	213.0	229.8
Net Income	$229.8	$209.7	$455.2	$439.5

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.75	$0.63	$1.47	$1.32
Assuming Dilution	$0.75	$0.63	$1.46	$1.32

Weighted Average Common Shares - Basic (000s)	306,316.2	331,236.8	309,513.0	331,752.6
Weighted Average Common Shares - Assuming Dilution (000s)	307,411.0	332,632.2	310,855.4	333,077.5

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30
	2011		2010
	(in millions)	per share *	(in millions)	per share *

After-tax Operating Income	$232.0	$0.75	$228.6	$0.69
Net Realized Investment Loss, Net of Tax	(2.2)	-	(18.9)	(0.06)
Net Income	$229.8	$0.75	$209.7	$0.63

* Assuming Dilution

June 30
2011
(in millions)

Debt, As Reported	$2,729.5
Exclude Non-recourse Debt and Securities Lending Agreements	807.9
Debt, As Adjusted	$1,921.6

Total Stockholders' Equity, As Reported	$9,082.8
Exclude Net Unrealized Gain on Securities and
Net Gain on Cash Flow Hedges	827.6
Exclude Northwind and Tailwind Capital	943.3
7,311.9
Debt, As Adjusted	1,921.6
Total Capital, As Adjusted	$9,233.5

Debt to Capital Ratio	20.8%

	June 30
	2011		2010
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$9,082.8	$29.94	$8,871.7	$27.12
Net Unrealized Gain on Securities	471.7	1.56	476.4	1.46
Net Gain on Cash Flow Hedges	355.9	1.17	424.7	1.30
Subtotal	8,255.2	27.21	7,970.6	24.36
Foreign Currency Translation Adjustment	(82.8)	(0.27)	(156.7)	(0.48)
Subtotal	8,338.0	27.48	8,127.3	24.84
Unrecognized Pension and Postretirement Benefit Costs	(308.8)	(1.02)	(306.5)	(0.94)
Total Stockholders' Equity, As Adjusted	$8,646.8	$28.50	$8,433.8	$25.78

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

12